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                                                                   EXHIBIT 10.40

[QLT INC. LOGO]

                              CONSULTING AGREEMENT

THIS AGREEMENT made as of the 7th day of December, 2005.

BETWEEN:

            QLT INC., a company incorporated under the laws of the Province of British Columbia, with an office at 887 Great Northern Way, Vancouver, British Columbia, Canada, V5T 4T5

            ("QLT")

AND:

            DR. MOHAMMAD AZAB, of ##### Vancouver, British Columbia, Canada,
            ####

            ("DR. AZAB")

WHEREAS:

A. QLT is in the business of researching, developing and commercializing drugs for the treatment and prevention of disease, including Visudyne(R) for the treatment of certain forms of wet age-related macular degeneration;

B. Dr. Azab is employed by QLT as the Executive Vice President and Chief Medical Officer and has tendered his resignation from employment with QLT effective January 1, 2006 in order to pursue other business opportunities;

C. QLT and Dr. Azab have agreed that, effective January 1, 2006 (the "EFFECTIVE DATE"), Dr. Azab will aid and assist QLT as a consultant by providing certain advisory and consultant services to QLT on the terms and conditions as set out in this Agreement;

NOW THEREFORE in consideration of the mutual promises and agreements of the parties as set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by QLT and Dr. Azab, the parties agree as follows:

1. ENGAGEMENT AND SCOPE. QLT appoints and engages Dr. Azab as its consultant and advisor with respect to those matters described in that separate memorandum dated December 7, 2005 (the "SERVICES"), and Dr. Azab accepts that appointment and engagement by QLT, all upon and subject to the terms and

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conditions set out in this Agreement. Dr. Azab will provide the Services to QLT in a good and faithful manner, using his best efforts and in a manner that will promote the interests of QLT. Dr. Azab will at all times refrain from making any public statement which may reasonably be expected to have a negative impact on QLT's goodwill, ongoing business, products, management or litigation in which QLT may be involved. In providing the Services, Dr. Azab will be responsible to and will report to the Chief Executive Officer of QLT or to such other person as QLT may from time to time designate.

2. TIMING OF CONSULTING SERVICES. Dr. Azab will devote such time to fulfilling the Services as is reasonably required given the nature and circumstances of each of the Services. Dr. Azab and QLT acknowledge that the time required to perform the Services will vary from month-to-month during the Term (as defined herein) depending on which of the Services, if any, QLT requires to be performed in any particular month but that the amount payable under Section 3 with respect to the Services will remain fixed regardless of the amount of time that may be required to perform the Services. QLT and Dr. Azab will both act reasonably to schedule mutually agreeable times and locations, and with reasonable advance notice to the extent practicable under the circumstances, at which the Services are to be provided having due regard to the legitimate business interests of QLT and any other work commitments of Dr. Azab, however, Dr. Azab acknowledges that the nature of certain of the Services may require that they be provided during normal business hours on normal business days of QLT and at the offices of QLT or such other location as may be reasonably necessary given the nature of the particular Service.

3. CONSULTING FEE. Provided Dr. Azab is not then in default under this Agreement, QLT will pay to Dr. Azab for the Services rendered by Dr. Azab during the Term of this Agreement, a fee in the amount of Cdn.$45,259 per month during the Term plus GST. In addition, on completion of the first 12 months of Service during the Term, QLT will pay to Dr. Azab an amount equal to Cdn.$149,655 plus GST provided that this Agreement remains in effect on that date. In the event that Dr. Azab wishes QLT to continue providing those health and life insurance benefits (excluding long term disability and short term disability) that were provided by QLT to Dr. Azab prior to the Effective Date, QLT will make such benefits available to Dr. Azab if and so long as permitted by QLT's external benefits provider and, in such event, QLT will deduct from the amounts payable hereunder an amount equal to $4,525 per month for each month such benefits are provided (as may be adjusted for any partial months). Dr. Azab acknowledges and agrees that, except for the payments, benefits and reimbursements expressly provided for in this Agreement and the benefits relating to stock options granted to Dr. Azab prior to the Effective Date (as provided for in SECTION 5), QLT has no obligation to provide to Dr. Azab any health, life insurance or other benefits of any nature or kind that Dr. Azab previously enjoyed as an employee of QLT.

4. EXPENSES. QLT will pay or promptly reimburse Dr. Azab for the reasonable travelling, entertainment, telephone and other expenses actually and properly incurred by Dr. Azab in connection with the provision of the Services by Dr. Azab under this Agreement provided that those expenses are approved by QLT in writing in advance. The reimbursement of any travel-related expenses will be made in accordance with QLT's travel policy, a copy of which has been provided to Dr. Azab. Reimbursement for expenses will be subject to Dr. Azab keeping proper accounts and furnishing to QLT within 30 days after the date the expenses are incurred, all applicable statements, vouchers and other evidence of expense.

5. STOCK OPTIONS. Pursuant to the terms of the QLT Stock Option Plan, the options previously issued to Dr. Azab under that plan will continue to vest and be exercisable in accordance with the Stock Option Agreements in place between QLT and Dr. Azab for so long as Dr. Azab remains a consultant for QLT. On termination of this Agreement, Dr. Azab will have 90 days to exercise his stock options, all subject to and in accordance with the applicable Stock Option Agreements and the QLT Stock Option Plan. In addition, without limiting Dr. Azab's obligations under Section 6, Dr. Azab acknowledges that during the course of

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the performance of his duties under this Agreement, Dr. Azab may receive information that is considered material inside information within the meaning and intent of the applicable securities laws and legislation, and the rules and regulations thereunder. Dr. Azab will not disclose this information to others except as authorized by QLT in writing, and will not use this information directly or indirectly for his benefit or as a basis for advice to any other party concerning any decision to buy, sell or otherwise trade in the securities of QLT.

6. CONFLICTS OF INTEREST. During the Term of this Agreement, Dr. Azab will not enter into any agreement, arrangement or understanding with any other person or entity which would reasonably be expected to give rise to a conflict of interest between his duties under this Agreement and any duties or obligations he may have to such other person or entity. Subject to Section 8, this Section 6 will not prohibit Dr. Azab from accepting any other consulting or employment relationships during the Term provided Dr. Azab continues to make himself available to perform the Services under this Agreement.

7. CONFIDENTIALITY. Dr. Azab understands and agrees that in the course of his employment with QLT prior to the Effective Date and in the performance of the Services under this Agreement, Dr. Azab may obtain knowledge of confidential information relating to the business or affairs of QLT or of any of its subsidiaries or affiliates, including, but not limited to information relating to the business, products, development plans, technology, future trends, processes and other activities and information of QLT, its subsidiaries and affiliates (the "CONFIDENTIAL INFORMATION"). Without limiting the generality of the foregoing, the "Confidential Information" will include any confidential or proprietary information that is disclosed to QLT by third parties under obligations of confidentiality. Dr. Azab will:

            (a) maintain all the Confidential Information (including portions and copies thereof) strictly confidential;

            (b) not disclose any Confidential Information for any purpose whatsoever without the prior written approval of QLT; and

            (c) not make use of the Confidential Information for any purpose whatsoever except in the course of the provision of the Services for QLT.

The Confidential Information will not apply to any information which is or which becomes generally known to the public by publication or by other means, with the exception of a breach of duty of Dr. Azab under this Agreement or any prior agreements entered into between QLT and Dr. Azab with respect to the Confidential Information. QLT makes no warranties regarding the accuracy of any Confidential Information presented to Dr. Azab and grants no license, by implication or otherwise, under any of its rights, as a result of disclosure of the Confidential Information under this SECTION 7. To the extent that there is any inconsistency between the terms of confidentiality in the employment agreement entered into on February 20, 2003 between QLT and Dr. Azab (the "EMPLOYMENT AGREEMENT") and this Agreement, the terms of this SECTION 7 will govern.

The provisions of this SECTION 7 will survive the termination of this Agreement for a period of ten years.

8. INTELLECTUAL PROPERTY RIGHTS. Dr. Azab will promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively the "INVENTIONS") that Dr. Azab may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with employees or consultants of QLT or any of its subsidiaries or affiliates, during the Term specifically in relation to the

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Services, the duties or activities of Dr. Azab under this Agreement, or the business and affairs of QLT. All Inventions and all other work of Dr. Azab directly relating to this Agreement or to the provision of the Services under this Agreement, will at all times and for all purposes be the property of QLT for QLT to use, alter, vary, adapt and exploit as it will see fit, and will be acquired or held by Dr. Azab in a fiduciary capacity for, and solely for, the benefit of QLT. For greater certainty, the obligations under this Section 8 will not apply to any Inventions which Dr. Azab may invent, conceive, create, design, develop, prepare, author, produce or reproduce to practice for a third party for whom Dr. Azab may be consulting or by whom he may be employed and which do not relate to the provision of the Services under this Agreement. Dr. Azab will:

            (a) treat all information with respect to Inventions and all other work of Dr. Azab relating to this Agreement or to the provision of the Services under this Agreement, as Confidential Information as defined in, and subject to,
                        SECTION 7 above;

            (b) keep complete and accurate records of the information referred to in (a), which will be the property of QLT and copies of which will be maintained at the premises of QLT in the care of the person as may be designated by QLT from time to time for such purpose;

            (c) from time to time, upon the request and at the expense of QLT, but without charge for service beyond the payments provided for, execute and deliver to QLT all assignments and other instruments and things required to transfer and assign to QLT (or to such other person as QLT may direct) all right, title and interest in and to, and possession of, the Inventions and all other work of Dr. Azab relating to this Agreement or to the provision of the Services under this Agreement, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, and including, but not limited to, all rights to acquire in the name of QLT or its nominee patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available;

            (d) execute all documents requested by QLT in connection with any application for letters patent of Canada, the United States or any and all countries for the Inventions, and to provide to QLT, its agents, employees and legal advisors, all reasonable and requested assistance in preparing the applications;

            (e) testify in any proceedings or litigation as to the Inventions; and

            (f) in case QLT will desire to keep secret any Invention or will for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

The provisions of this SECTION 8 are in addition to and not in substitution for the obligations of Dr. Azab under sections 7.3 and 7.4 of the Employment Agreement (to the extent those obligations continue after Dr. Azab's resignation of his employment with QLT).

9. NON-COMPETITION. Dr. Azab agrees that, by virtue of the senior position he previously held with QLT and the nature of the work that Dr. Azab will be performing under this Agreement, he possesses strategic sensitive information concerning the business of QLT, its affiliates and subsidiaries. As a result, and in consideration of the payments to be made by QLT to Dr. Azab under this Agreement, without the prior written consent of QLT, for six months following termination of this Agreement, Dr. Azab will not:

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      (a)   PARTICIPATE IN A COMPETITIVE BUSINESS - Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT or any of its affiliates or subsidiaries (including, without limitation, QLT USA, Inc.) with respect to:

            I. The development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT's then current commercial products, Visudyne or Eligard, or

            II. The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, ophthalmic, dermatology, urology and auto-immune disease, or anywhere in Canada, the United States or Europe. The parties agree that nothing contained in this SECTION 9(a) is intended to prohibit Dr. Azab from owning less than 5% of the issued and outstanding stock of any company whose stock or shares are traded publicly on a recognized exchange.

      (b) SOLICIT ON BEHALF OF A COMPETITIVE BUSINESS - Directly or indirectly call upon or solicit any qlt employee or qlt customer or known prospective customer of qlt on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with qlt with respect to the products or businesses described in section 9(a)(i) and (ii) above anywhere in Canada, the United States or Europe.

      (c) SOLICIT EMPLOYEES - Directly or indirectly solicit any individual to leave the employment of QLT or any of its affiliates or subsidiaries for any reason. The restrictions in this Section 9(c) shall not apply to or prohibit general newspaper advertisements and other general circulation materials advertising employment which are not directly targeted at any employee of QLT.

      (d) SOLICIT CUSTOMERS - Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT or its affiliates or subsidiaries to cease doing business with them or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT or its affiliates or subsidiaries.

The primary purpose of this SECTION 9 is QLT's legitimate interest in protecting its economic welfare and business goodwill. QLT and Dr. Azab further agree that this covenant will in no way be construed as a mere limitation on competition nor will it be construed as a restraint of Dr. Azab's right to engage in common calling. The failure of Dr. Azab to abide by the provisions of this SECTION 9 will, if not remedied after receiving written notice from QLT as provided and within the time period specified in Section 10, be deemed a material default of this Agreement and, if applicable, will also cause any payments being made to Dr. Azab by QLT pursuant to this Agreement to immediately terminate. Nothing herein will be construed as limiting or prohibiting QLT from pursuing any other remedies at law or in equity that it may have. This SECTION 9 supersedes and replaces the obligations of Dr. Azab under sections 8.1 to 8.3 of the Employment Agreement.

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10. TERM AND TERMINATION. The term of this Agreement will commence on the 1st day of January, 2006 and will continue until June 30, 2007, subject to earlier termination as provided in this Agreement (the "TERM"). Dr. Azab may terminate this Agreement at any time without cause by giving to QLT at least 30 days' written notice prior to the effective date of termination or for any material breach of this Agreement by QLT, if that breach is not remedied within 15 days after Dr. Azab delivers written notice thereof to QLT. QLT may terminate this Agreement and the Term for any material breach of this Agreement by Dr. Azab, if that breach is not remedied within 15 days after QLT delivers written notice thereof to Dr. Azab. In the event that Dr. Azab terminates this Agreement prior to the expiry of the Term other than as a result of an unremedied breach by QLT, QLT will have no obligation to pay any amounts that would otherwise be owing to Dr. Azab from and after the date of termination. Within 30 days after the expiration or termination of this Agreement, QLT will pay to Dr. Azab any amounts then owing for Services performed up to and including the expiration or date of termination of this Agreement and if the Agreement is terminated after a material breach by QLT that is not remedied, QLT will also pay to Dr. Azab all other payments that would have been paid to Dr. Azab if the Agreement had continued to June 30, 2007.

11. PARTIAL INVALIDITY. If any provision of this Agreement will for any reason be held to be excessively broad as to duration, scope, activity, subject matter or otherwise, the provision will be construed by limiting and reducing it so as to be enforceable to the extent compatible with any applicable laws. If, notwithstanding the foregoing, any provision of this Agreement will for any reason be held to be invalid, illegal or unenforceable in any respect, then the invalid, illegal or unenforceable provision will be severable and severed from this Agreement and the other provisions of this Agreement will remain in effect and be construed as if the invalid, illegal or unenforceable provision had never been contained in this Agreement.

12. REMEDIES. Dr. Azab acknowledges and agrees that any breach of this Agreement by him could cause irreparable damage to QLT and that in the event of a breach by Dr. Azab, QLT will have in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by Dr. Azab of any of the provisions of this Agreement including, without limitation, the provisions of SECTIONS 7, 8 AND 9. In the event of any dispute under any of SECTIONS 7, 8 AND 9, Dr. Azab agrees that QLT will be entitled, without showing actual damages, to a temporary or permanent injunction restraining conduct of Dr. Azab pending a determination of the dispute and that no bond or other security will be required from QLT in connection therewith. Dr. Azab acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to and not in substitution for any other rights and remedies of QLT at law or in equity and that all rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it will see fit.

13. WAIVER. Any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by indulgence, delay or other act, omission or conduct. Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

14. LAWS AND COURTS. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. All disputes arising under this Agreement will be referred to the courts of the Province of British Columbia which will have jurisdiction, but not exclusive jurisdiction, and each party irrevocably submits to the non-exclusive jurisdiction of such courts.

15. SURVIVAL OF TERMS. The representations, warranties, covenants, agreements, obligations and liabilities of Dr. Azab under any and all of SECTIONS 7 TO 12, 14, 15 AND 18 of this Agreement will survive

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any expiration or termination of this Agreement or of the Term. Any expiration or termination of this Agreement or of the Term will be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of the expiration or termination, or any remedies of the parties with respect thereto.

16. NO ASSIGNMENT. Dr. Azab acknowledges and agrees that the rights and interests of Dr. Azab under this Agreement are personal in nature and may not be sold, transferred, assigned, pledged or mortgaged without the consent of QLT except that Dr. Azab may assign his obligations under this Agreement to a personal services corporation in which he owns and controls a majority of the issued and outstanding voting shares provided that Dr. Azab agrees to perform all of the Services on behalf of such assignee. QLT may assign this Agreement to any entity with which it may merge or amalgamate or any purchaser of all or substantially all of the portion of the business to which this Agreement relates.

17. RELATIONSHIP. It is expressly acknowledged and agreed by the parties that the only relationship of Dr. Azab to QLT created by this Agreement will for all purposes be that of an independent contractor

18. TAXES. Dr. Azab covenants and agrees to pay and be responsible for all income taxes and all other taxes whatsoever now or hereafter payable in connection with any fee, remuneration or compensation provided under this Agreement except for any goods and services taxes that QLT may owe in connection with the amounts payable hereunder (which amount if paid to Dr. Azab will be reported and remitted by Dr. Azab to the applicable authorities). Dr. Azab covenants and agrees with QLT to indemnify and to save harmless QLT from all assessments, claims, demands, costs, expenses and liability that QLT may ever suffer or incur with respect to any such taxes.

19. WHOLE AGREEMENT. This Agreement constitutes the whole agreement between QLT and Dr. Azab with respect to the subject matters of this Agreement, and supersedes any previous communications, understandings and agreements between QLT and Dr. Azab regarding the retainer of Dr. Azab as a consultant for QLT. Nothing in this Agreement superscedes or replaces the obligations that Dr. Azab may have to QLT under the employment agreement and any letter agreements relating to any rights of Dr. Azab in the event of a change of control of QLT which were previously entered into between QLT and Dr. Azab. Except as otherwise provided in this Agreement, this Agreement may only be amended by further agreement in writing signed by the parties to this Agreement.

20. NOTICES. Any notice or other communication under this Agreement or in connection with this Agreement will be sufficiently given in writing:

            (a) by QLT to Dr. Azab, if delivered personally to Dr. Azab, or if delivered or sent by prepaid registered mail to Dr. Azab, as the case may be, at the address of the intended recipient shown on the first page of this Agreement; and

            (b) by Dr. Azab to QLT, if delivered personally to the President and Chief Executive Officer of QLT or if delivered or sent by prepaid registered mail to QLT at the address of QLT shown on the first page of this Agreement addressed to the attention of the President and Chief Executive Officer.

Any party may change their address for notices by giving notice in writing of the change to the other parties as provided above. Any notice or communication will be deemed to have been given, if delivered as aforesaid, when delivered, and if mailed in Canada as aforesaid, on the fourth business day after the date of mailing.

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21. INTERPRETATION. If the sense or context of this Agreement so requires, the singular will be construed to include the plural and vice versa, and the neuter will be construed to include the feminine or masculine or body politic or body corporate and vice versa. In this Agreement "herein", "hereby", "hereunder", "hereof", "hereto" and words of similar import, refer to this Agreement as a whole and not to any particular Section or part of this Agreement. The headings and captions of Sections of this Agreement are inserted for convenience of reference only and are not to be considered when interpreting this Agreement. All sums of money set forth in this Agreement are expressed in Canadian dollars, unless otherwise noted.

22. BINDING EFFECT. This Agreement will be binding upon and will enure to the benefit of QLT and Dr. Azab and their respective heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement with effect as of the day and year first above written.

QLT INC.
By Its Authorized Signatory:

PER:

                /s/ ROBERT L. BUTCHOFSKY
            -------------------------------------------
            NAME: ROBERT L. BUTCHOFSKY
            TITLE: ACTING CHIEF EXECUTIVE OFFICER

SIGNED, SEALED AND DELIVERED        )
by DR. MOHAMMAD AZAB  in the        )
presence of:                        )
                                    )       /s/ Dr. Mohammad Azab      (SEAL)
                                         -----------------------------
_________________________           )    DR. MOHAMMAD AZAB
Name                                )
_________________________           )
Address                             )
_________________________           )
                                    )
_________________________           )
Occupation                          )